Exhibit 99.1
S1 MAILS PROXY MATERIALS WITH RECOMMENDATION TO VOTE IN FAVOR OF PROPOSALS
RELATED TO STRATEGIC S1/FUNDTECH MERGER
Says Fundtech Combination Will Create Significant Value for S1 Stockholders
NORCROSS, Ga., Aug 22, 2011. S1 Corporation (Nasdaq:SONE), a leading global provider of payments and financial services software solutions, today announced that it has filed with the Securities and Exchange Commission, and will commence mailing of, definitive proxy materials for the September 22, 2011 Special Meeting of Stockholders to vote on proposals related to the combination of S1 Corporation and Fundtech Ltd. Included in the proxy materials is a letter to S1 stockholders outlining the significant value creation opportunities for S1 stockholders as a result of the continued execution of S1’s long-term strategic plan, which includes the business combination with Fundtech.
Johann Dreyer, S1’s Chief Executive Officer, said, “The combination of S1 and Fundtech will be accretive to S1’s 2012 non-GAAP earnings per share, increase revenues and enhance cash flow generation. In addition, the combined company will have a very strong, debt-free balance sheet with a cash balance of almost $200 million by year-end 2012 which can be used to further maximize stockholder value.
“The combination will create a leader in the transaction banking industry, with enhanced global scale and a platform to accelerate revenue growth and increase profitability, resulting in significant long-term value creation for stockholders. The S1 Board of Directors unanimously recommends S1 stockholders vote in favor of all proposals related to the combination with Fundtech.”
In the stockholder letter, S1 highlights that the S1/Fundtech combination:
•	is expected to enhance S1’s results of operations;

•	offers the potential for significant stock price appreciation; and

•	is a strategic transaction designed to create a formidable market competitor.
The stockholder letter also discusses the S1 Board’s belief that the unsolicited proposal from ACI Worldwide, Inc. is not in the best interests of S1 and its stockholders and could destroy stockholder value. The stockholder letter also calls to attention the fact that the unsolicited proposal from ACI is not being voted upon at the Special Meeting of Stockholders.
The text of the letter follows:
August 22, 2011
Dear Stockholder:
At the upcoming S1 Corporation Special Meeting of Stockholders on September 22, 2011, you will be asked to vote on proposals related to the combination of S1 Corporation and Fundtech Ltd. Enclosed please find the proxy materials pertaining to this meeting.
Your Board of Directors firmly believes that the combination of S1 and Fundtech will create a global leader in the transaction banking industry. We believe the S1/Fundtech combination is a compelling transaction for S1 stockholders and that the continued execution of S1’s long-term strategic plan, which includes the business combination with Fundtech, will create significant stockholder value. The combined company will have a strong platform to accelerate revenue growth and the ability to significantly increase profitability.
Your Board of Directors is convinced of the strategic and financial merits of S1’s long-term strategic plan and strongly supports the combination with Fundtech. We believe the Fundtech transaction will:

•	Be accretive to S1’s 2012 non-GAAP earnings per share[1];

•	Increase revenues;

•	Enhance cash flow generation; and

•	Create a very strong, debt-free balance sheet with a cash balance of almost $200 million by year-end 2012.
This is a very important meeting. We encourage you to read the enclosed material carefully as it contains important information for you to consider. The Board urges you to vote FOR all of the proposals associated with the combination with Fundtech by signing, dating and returning the enclosed WHITE proxy card promptly. Your vote is very important no matter how many or how few S1 shares you own.
As you may be aware, on July 26, 2011, S1 received an unsolicited proposal from ACI Worldwide, Inc. to acquire S1. S1’s Board of Directors, in consultation with its financial and legal advisors, carefully considered this proposal and determined that ACI’s proposal is not in the best interests of S1 and its stockholders. The Board unanimously rejected ACI’s proposal and also affirmed its commitment to S1’s combination with Fundtech.
IMPORTANT
The special meeting is being held solely to vote on proposals related to the Fundtech transaction.No matters relating to ACI’s rejected proposal are to be voted upon.
ACI will be soliciting your proxy in opposition to the combination with Fundtech. We expect that you will receive proxy materials from ACI shortly. Please disregard ACI’s voting recommendation and do not sign or return ACI’s blue proxy card. Your Board of Directors strongly supports the combination with Fundtech and recommends that you vote FOR all of the proposals associated with the combination on the enclosed WHITE proxy card.
We Believe the Combination With Fundtech Will Result In Significant Value
For S1’s Stockholders
•	The Transaction is Expected to Enhance S1’s Results of Operations.
•	The S1/Fundtech transaction will be accretive to S1’s 2012 non-GAAP earnings per share[1] and increase S1’s revenues. Further, the transaction will enhance S1’s cash flow generation and create a combined company with a very strong, debt-free balance sheet and a significant cash balance which may be used to further maximize stockholder value. S1 has a history of deploying excess cash prudently and for the benefit of its stockholders, and since the fourth quarter of 2006, S1 has deployed approximately $141 million to repurchase almost 23 million shares of S1’s common stock.

•	The S1/Fundtech combination presents significant opportunities to realize expense synergies. We expect to create annual savings of at least $12 million by the end of 2012 and fully realizable in 2013, with the potential to realize additional synergies. This annual savings figure is the product of extensive due diligence of S1’s and Fundtech’s respective operations. We also expect to realize meaningful revenue synergies related to cross-sell opportunities and further expect that the synergies achieved will enhance free cash flow of the combined company.
•	The Fundtech Transaction Offers the Potential for Significant Stock Price Appreciation. We believe that the expected enhancements to S1’s financial results and the strategic benefits of the Fundtech transaction offer the potential for significant future appreciation in S1’s stock price. We further believe that such future stock price may be significantly greater than ACI’s proposed acquisition price. According to CapitalIQ, consensus mean equity research analyst estimates for EBITDA for S1 and Fundtech for 2012 are $38.2 million and $30.7 million, respectively, on a standalone basis and before considering the benefit of revenue and expense synergies. Assuming the full-year impact of the $12 million of expected annual expense synergies, as well as $8 million of incremental EBITDA that we believe would result from our cross-selling

[1]	Excludes purchase accounting adjustments to deferred revenues as well as stock-based compensation expenses, amortization of intangibles, one-time charges including integration costs and other non-cash charges.

success, the combined company’s total annual EBITDA in 2012 would be approximately $89 million. Applying an 11x multiple, which we believe is reflective of the EBITDA multiples achieved by comparable public companies that exhibit the growth characteristics reflected in equity research analyst estimates for S1’s 2012 performance as well as in acquisitions of similar companies, to this $89 million of EBITDA implies an enterprise value for the combined entity of almost $1 billion. Additionally, we expect that the combined company will be able to achieve a cash balance of almost $200 million by year-end 2012. An enterprise value of almost $1 billion plus almost $200 million in cash would imply a stock price of approximately $12.00 per share.

•	The Combination With Fundtech is a Strategic Transaction Designed to Create a Formidable Market Competitor. We believe that the Fundtech merger will create a company of enhanced global scale with a compelling leadership position in the transaction banking industry and establish a platform to accelerate revenue growth and increase profitability, resulting in significant long-term value creation for stockholders. Key strategic benefits of the Fundtech transaction include:
•	Enhanced Product Mix. The transaction will create a combined entity with a compelling best-of-breed suite of payments, end-to-end cash management, and trade solutions for customers all over the world.

•	Global Presence. Both S1 and Fundtech have a strong global presence in complementary geographic regions. For example, S1 has commercial strength in Latin America and Africa and Fundtech is strong in India and Western Europe. S1 believes that the combined company can effectively capture market share in the markets that each company currently serves, as well as increase the number of markets that the companies can effectively reach independently.

•	Extensive Cross-Sell Opportunities. The Fundtech transaction will create enhanced cross-selling opportunities for S1’s and Fundtech’s respective complementary products and services to their customers throughout the world. The combined company will serve an expanded customer base made up of more than 4,000 customers, including 15 of the top 20 banks worldwide, the top 10 banks in the United States, 33 banks in Latin America, four of the world’s top 10 brands, two of the largest ATM networks in the world and 13 of the top 15 sub-Saharan Africa banks.

•	Enlarged Platform from which to Continue Organic Growth and Capture Market Share. Both S1 and Fundtech have a history of strong revenue growth and we believe the combined company will have a solid platform to continue this revenue growth. The combined company’s compound annual revenue growth rate (excluding S1’s Custom Projects2) from 2006 through the midpoint of S1’s and Fundtech’s previously provided 2011 guidance is 10.8%.
In light of these facts, S1 is convinced of the strategic and financial merits of the Fundtech transaction and believes that the transaction will create significant value for S1 stockholders.
In Contrast, We Believe ACI’s Proposal is Not in the Best Interests of S1 or its Stockholders and Could
Destroy Stockholder Value
Here is why:
•	ACI is Not Actually Offering You $9.50 For Each of Your S1 Shares.
•	ACI’s preliminary proxy materials state that ACI proposes to acquire each S1 share for $5.70 in cash and 0.1064 ACI shares. ACI’s proposal may have represented $9.50 per S1 share on July 25, 2011, given ACI’s closing stock price on that date. However, from that date to August 19, 2011 (the last day trading day prior to the mailing of this letter), ACI’s stock price declined by approximately 22% and the value of ACI’s proposal declined to $8.68 per S1 share. In light of fluctuating market prices, the ultimate purchase price in any transaction between ACI and S1 is uncertain and may be significantly less than $9.50 per S1 share.

[2]	State Farm and an international branch customer.

•	Contrary to ACI’s Public Statements, ACI’s Offer is Subject to a Financing Condition; ACI has not Provided Proof that it Will Have the Cash to Purchase Your Shares.
•	Despite ACI’s statements that its proposal does not contain a financing condition, ACI’s draft acquisition agreement effectively does include a financing condition. The draft acquisition agreement requires only that ACI use its “reasonable best efforts” to obtain financing. If ACI cannot obtain financing, S1 cannot force a closing. S1’s sole remedy would be limited to a $21.5 million termination fee. ACI’s proposal effectively provides ACI with a $21.5 million “option” to purchase S1.

•	Unlike the S1/Fundtech transaction, ACI’s proposal requires debt financing. ACI has not provided sufficient certainty to S1 that it has committed financing for a transaction. Despite its public statements regarding supposed committed debt financing for a transaction with S1, ACI has not provided S1 with a copy of an executed commitment letter or disclosed any details of this supposed financing commitment or any conditions to the financing which may exist.
•	ACI’s Unsolicited Proposal Potentially Faces Significant Antitrust Risks and Timing Delays and Unacceptably Shifts the Antitrust Risk to S1 and its Stockholders.
•	S1 believes that ACI’s proposal carries significant antitrust risk, which could lead to a difficult and protracted investigation, which in turn could prevent closing altogether, substantially delay closing or result in the imposition of conditions which may not be acceptable to ACI and which may adversely impact the business and projected synergies and value that might be expected to result from a combination with ACI.

•	ACI’s proposal appears to recognize that antitrust regulators may seek potential remedies, but S1 believes that any such remedies may be difficult to execute and impracticable to achieve. ACI’s proposal does not offer adequate protections to S1 and its stockholders in light of the antitrust risk. If ACI is unable to obtain antitrust approval, S1’s sole remedy is a $21.5 million termination fee to be paid by ACI. This fee would only cover a small fraction of the damages we believe S1 would incur if the transaction ACI proposed does not close. ACI’s proposal effectively provides ACI with a $21.5 million “option” to purchase S1. ACI’s proposal places on you, S1’s stockholders, the risk of obtaining antitrust approval, while capping ACI’s associated liability at $21.5 million.
•	ACI’s Proposal is Subject to Due Diligence and May Change.
•	ACI’s proposal is expressly subject to confirmatory due diligence and the negotiation of a definitive agreement. There can be no assurance that ACI will not change the material terms of its proposal following completion of due diligence or that ACI and S1 could successfully negotiate a mutually acceptable definitive agreement.
•	ACI’s Proposal Does Not Account For the Strong Opposition of S1 Customers to an S1/ACI Transaction or the Risk of Destruction of Stockholder Value and Contains Unsupported Assumptions Regarding Realizable Synergies.
•	A transaction with ACI would create the risk of near- and long-term destruction of stockholder value. It is critical for you to know that numerous customers and prospects of S1 have — unsolicited — voiced strong opposition against an S1/ACI combination. Given that you, S1’s stockholders, would own 15% of the combined company under the ACI proposal, you would bear a significant portion of the consequences of this strong opposition. In contrast, the proposed combination with Fundtech has received strong and enthusiastic support from our customers and prospects. In light of the reaction from customers and prospects, S1 does not believe ACI’s assertion that S1, if acquired, would continue on its current growth trajectory or that an S1/ACI combination would create the value that ACI has communicated.

•	S1 also does not believe ACI’s assertion that S1, if acquired, would continue on its current growth trajectory because a portion of S1’s growth has come at ACI’s expense. Since 2009, S1 has signed 22 of ACI’s customers. Those customers generated $21.1 million in revenue for S1 in 2010 and $16.3 million in the first six months of 2011. Clearly, ACI fears a greater loss in business when facing an even stronger combined S1/Fundtech.

•	ACI’s proposal includes unsupported assumptions regarding potential synergies in a transaction between S1 and ACI. While ACI in its proxy materials suggests certain generic reasons for which some amount of cost savings may be realizable, ACI offers no factual support for its implied estimate of more than $24 million in annual cost savings or its expectation that such costs would be fully realizable in 2012. In contrast, the $12 million cost saving figure cited in the Fundtech transaction was a product of extensive due diligence of S1’s and Fundtech’s respective operations.
•	ACI’s Unsolicited Proposal Appears to be a Defensive Move Designed to Derail the Success S1 Has Been Having Against ACI and the Creation of an Even More Formidable Competitor.
•	We believe that ACI’s interference with the Fundtech transaction reflects ACI’s concerns about the strong competition ACI has been facing from S1 and the enhanced competition ACI would face from the combined S1/Fundtech company. Combined, S1 and Fundtech signed more than 70 new customers in 2010 and 35 additional customers in the first half of 2011. So long as it could derail the S1/Fundtech combination, ACI likely would regard the payment of a $21.5 million termination fee at the end of a failed transaction process as a bargain price for avoiding the competition it fears.
We Continue to Target a Fourth Quarter Closing of the Fundtech Combination
Our Special Meeting of Stockholders is scheduled for September 22, 2011. With your approval in hand, we will be well along the path of closing the Fundtech transaction in the fourth quarter of this year and accelerating the substantial stockholder value creation and customer benefits that will result.
A vote FOR the S1/Fundtech combination is a vote to...
•	Enhance long-term profitability;

•	Accelerate revenue growth and capture additional market share; and

•	Create significant value for stockholders.
Vote FOR the combination that makes sound strategic and financial sense. Vote FOR all of the proposals associated with the Fundtech combination and sign, date and return the enclosed WHITE proxy card promptly. Your vote is very important no matter how many or how few S1 shares you own.
And remember, please disregard ACI’s voting recommendation and do not sign or return ACI’s blue proxy card.
You can find more information about the S1 Corporation Special Meeting of Stockholders and the combination with Fundtech at our website: www.s1.com.

Sincerely,

John W. Spiegel	Johann Dreyer
Chairman of the Board	Chief Executive Officer
If you have any questions or need assistance voting your shares, please contact:
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885
About S1 Corporation
Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq:SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.
Forward Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, those regarding any transaction with Fundtech or ACI Worldwide and other statements that are not historical facts. These statements involve risks and uncertainties including those detailed in S1’s proxy statement filed in connection with the proposed transaction with Fundtech, its Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. S1 disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed transaction with Fundtech, S1 has filed with the SEC a proxy statement and other relevant materials and Fundtech intends to file relevant materials with the SEC and other governmental or regulatory authorities, including an information statement. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH MATERIALS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT S1, FUNDTECH AND THE TRANSACTION. The proxy statement, information statement and certain other relevant materials (when they become available) and any other documents filed by S1 or Fundtech with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com; or (ii) by contacting Fundtech’s Investor Relations at (201) 946-1100 or by accessing Fundtech’s investor relations website at www.fundtech.com. Investors are urged to read the proxy statement and information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the transaction.
Participants in the Solicitation
S1, Fundtech and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the transaction between the companies. Information about the executive officers and directors of S1 and the number of shares of S1’s common stock beneficially owned by such persons is set forth in the proxy statement for S1’s 2011 Annual Meeting of Stockholders which was filed with the SEC on April 8, 2011. Information about the executive officers and directors of Fundtech and the number of Fundtech’s ordinary shares beneficially owned by such persons is set forth in the annual report on Form 20-F which was filed with the SEC on May 31, 2011. Investors may obtain additional information regarding the direct and indirect interests of S1, Fundtech and their respective executive officers and directors in the transaction by reading S1’s proxy statement regarding the transaction with Fundtech filed with the SEC on August 19, 2011 and Fundtech’s information statement when it becomes available.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
CONTACT:
S1 Corporation
Paul M. Parrish
Chief Financial Officer
404.923.3500
paul.parrish@s1.com
Mike Pascale/Rhonda Barnat
The Abernathy MacGregor Group
212.371.5999
mmp@abmac.com/rb@abmac.com